                                                                    EXHIBIT 12.1

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (AMOUNTS IN THOUSANDS)

                                                                                                          PRO FORMA     PRO FORMA
                                              DECEMBER    DECEMBER    DECEMBER   DECEMBER  SEPTEMBER 30,  DECEMBER     SEPTEMBER 30,
                                              31, 1999    31, 2000    31, 2001   31, 2002      2003       31, 2002        2003
                                              --------    --------    --------   --------    --------     --------      ---------
Earnings:
  Income from continuing operations           $(20,395)   $(24,736)   $ (6,928)  $(69,674)   $ 12,549     $(76,682)     $ 16,943
  Add:
    Interest and debt expense                   37,503      61,958      57,565     49,113      49,546       56,121        45,152
    Portion of rents representative of the
      interest factor                              107         421         380        318         318          318           159

  Less:
    Undistributed earnings of less than
      50% owned unconsolidated subsidiaries        198         303         (69)        --          --           --            --
                                              --------    --------    --------   --------    --------     --------      --------
Income as adjusted                            $ 17,413    $ 37,946    $ 50,948   $(20,243)   $ 62,333     $(20,243)     $115,238
                                              ========    ========    ========   ========    ========     ========      ========

Fixed charges:
  Interest and debt expense per statements
    of income (including allocation of funds
    used during construction)                 $ 37,503    $ 61,958    $ 57,565   $ 49,113    $ 49,546     $ 56,121      $ 45,152
  Add:
    Portion of rents representative of the
      interest factor                              107         421         380        318         159          318           159
                                              --------    --------    --------   --------    --------     --------      --------
  Fixed charges                               $ 37,610    $ 62,379    $ 57,945   $ 49,431    $ 49,784     $ 56,439      $ 45,390
                                              ========    ========    ========   ========    ========     ========      ========

Ratio of earnings to fixed charges                 0.5x        0.6x        0.9x      -0.4x        1.3x        -0.4x          1.4x
Deficiency of earnings to fixed charges          20,197      24,433       6,997     69,674                   76,682
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The Company did not have registered debt or any operations prior to 1999.